Exhibit 10.2

SEPARATION AGREEMENT AND RELEASES

This Separation Agreement and Releases ("Separation Agreement") is made and entered into as of June 6, 2017, by and between Matthias Alder (hereinafter "Executive") and Sucampo Pharmaceuticals, Inc. ("SPI"), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the "Company").

WHEREAS, Executive and SPI are parties to an Employment Agreement dated as of October 21, 2014 (hereinafter, the "Employment Agreement");

WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this Separation Agreement, including, but not limited to, any matter or fact arising out of Executive's employment with SPI, compensation during the employment, the termination of Executive's employment, or the events giving rise to the Employment Agreement or this Separation Agreement;

WHEREAS, the parties have had extensive negotiations concerning the terms and conditions of the Executive's separation arrangement from the Company, and they have agreed upon such terms and conditions as set forth in this Separation Agreement;

NOW, THEREFORE, in consideration of the severance payments and benefits, obligations and covenants all contained herein, the parties agree as follows:

1.                  Termination of Employment. Executive's last day of employment with the Company is June 30, 2017 (the “Separation Date”). After that date, Executive shall have no role or relationship with or obligation to the Company except as set forth in this Separation Agreement.

2.                  Separation Agreement.

A.                Executive understands that any payments or benefits paid or granted to him pursuant to this Separation Agreement represent consideration for signing this Separation Agreement and are not salary, wages or benefits to which Executive was already entitled. Executive understands that, in light of the circumstances surrounding his employment with the Company, the Company and Executive agreed to terminate the Employment Agreement, but in consideration for Executive's execution of this Separation Agreement, the Company has agreed to provide Executive with payment and benefits in excess of the payments and benefits described in the Employment Agreement for such termination. Executive understands that he shall not receive any payments or benefits from the Company unless (a) he executes this Separation Agreement and does not revoke it within the time period permitted herein, and (b) he complies with all obligations in this Separation Agreement and does not breach it. Pursuant to the terms of this Separation Agreement, Executive shall receive the following benefits:

a.	a lump sum severance payment of $420,842.16, less all taxes and withholdings, to be made by no later than ten (10) business days following the execution of Exhibits A and B in accordance with Section 9 of this Separation Agreement without any revocation having occurred; and

b.	in the event Executive elects COBRA, the COBRA continuation premium payments shall be made by the Company during the twelve (12) month period following the termination date; and

c.	payment for Executive’s accrued and unused PTO through June 30, 2017, which amounts to $40,464, 03; and

d.	full vesting of Executive’s unvested equity incentive awards listed in Exhibit C. Notwithstanding any provisions to the contrary in the award agreements or plan documents relating to such equity incentive awards, the right to exercise any equity option shall terminate six months after the Separation Date (to allow the Employee appropriate time to exercise as he may be prevented from trading as a result of a mandatory trading blackout); and

e.	payment of the Executive’s target bonus for 2017 prorated for the time of service (i.e. 6 months), which amounts to $121,413.00.

3.                  Release of Claims by Executive.

A.       Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of Executive, Executive's employment, Executive's compensation while employed, and the termination of Executive's employment. Executive agrees that in exchange for SPI's promises in the Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Agreement, Executive, on behalf of Executive and Executive's heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the "Released Parties"), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive's compensation while employed, Executive's employment, the termination of Executive's employment, and any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

B.                 Executive understands and agrees that Executive's release of claims in this Separation Agreement includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Maryland Fair Employment Practices Statute (formerly referred to as Article 49 B) - MD. Code Ann., State Gov't § 20-601 et seq.; Maryland Lily Ledbetter Civil Rights Restoration Act - MD. Code Ann., State Gov't § 20-607 (b); Maryland Equal Pay Law- MD. Code Ann., Lab. & Emp. § 3-301 et seq.; Maryland Wage Payment and Collection Law - MD. Code Ann., Lab. & Emp. § 3-501 et seq.; Maryland Wage Hour Law - MD. Code Ann., Lab. & Emp. § 3-401 et seq.; Maryland Worker's Compensation Act - MD. Code Ann., Lab. & Emp. § 9-101 et seq.; Maryland Occupational Safety and Health Law - MD. Code Aim., Lab. & Emp. § 5-101 et seq. or any other federal, state, or local statute, ordinance, or law.

C.                 Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

D.                Executive shall not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this Separation Agreement.

E.                 To the extent required by law, nothing contained in this Separation Agreement shall be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

F.                  Notwithstanding any of the foregoing, this Separation Agreement shall not apply with respect to any rights or claims which Executive may have under this Separation Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company's benefit plans or to the Executive's right to be indemnified by the Company pursuant to the terms of its bylaws and the law of the State of Delaware.

G.                Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this Separation Agreement before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this Separation Agreement, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Executive's intent to revoke this release within seven (7) days following the execution of this Separation Agreement, and that this Separation Agreement is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation must be stated in writing and delivered by hand, or by certified mail-return receipt requested, to LaKisha Partman, Human Resources Department, Sucampo Pharmaceuticals, Inc., 805 King Farm Blvd #550, Rockville, MD 20850. If Executive exercises this right to revoke or rescind, the Company shall have no obligation to provide severance pay or benefits to Executive as provided by the Agreement.

H.                Executive acknowledges that the Company's obligation to provide any severance pay or benefits pursuant to the Agreement shall not become effective or enforceable until this Separation Agreement has been executed and the revocation period identified above has expired without notice of revocation having been made.

I.                   Executive agrees that he shall forfeit all amounts payable by the Company under this Separation Agreement if he challenges the validity of this Separation Agreement. Executive also agrees that if he violates this Separation Agreement by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive shall pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by Executive on or after the termination of his employment.

J.                   Executive hereby acknowledges and states that Executive has read this Separation Agreement, this Separation Agreement is written in language which is understandable to Executive, that Executive fully appreciates the meaning of the terms of this Separation Agreement, and that Executive enters into this Separation Agreement freely and voluntarily.

4.                  Release of Claims by Company. The Company, its boards of directors, board committees, officers, directors, shareholders, agents, and employees agree and forever discharge and release Executive, his heirs, assign, executors and administrators from any and all currently known claims, actions, causes of action, grievances, arbitrations, suits, proceedings, debts, controversies, agreements, attorney fees, judgments, demands, and damages whatsoever, in law or equity, arising from or relating to any actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement, except any action or proceeding which the Company may be required or requested to take against Executive as a result of any regulatory agency action. This includes any currently known claims arising from or relating to Executive's employment with, and recruitment to, the Company, and Executive's termination of employment. Nothing in this Separation Agreement releases or waives Company's right to enforce any breach or violation of this Separation Agreement.

5.                  Confidentiality. Executive agrees that this Separation Agreement and the Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Separation Agreement or the Employment Agreement, except to his immediate family and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or as required by law, and he shall instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law. Further, Executive shall not affirmatively make any public or private statements about his employment or separation from the Company except to his immediate family and any tax, legal or other counsel he has retained, unless authorized in writing by the Company; except however, that in response to any inquiries from any media or third party, Executive only can state that "Executive and the Company have agreed to part ways on an amicable basis upon the conclusion of the Employment Agreement." Company shall provide dates of employment and positions held by Executive in response to any inquiry made by a third party for any purpose regarding Executive's employment by the Company, and shall not be required to provide any other reference for Executive, whether oral or written.

6.                  Executive Cooperation.

A.                As long as there is no conflict between Executive's legal interests and those of the Company, Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation including, but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. Company agrees to reimburse Executive's reasonable expenses incurred for his cooperation under this Section 6.

B.                 Executive also agrees to cooperate with the Company and its counsel in connection with any matters relating to the Company in which Executive has been compelled, by subpoena or other compulsory, to testify or produce documents. Executive shall provide notice to the Company within 48 hours of receiving such notice and agrees to (i) meet with the Company's representatives and attorneys (ii) provide the attorneys with any documents requested, and (iii) prepare for any appearance with the Company's attorneys.

C.                 Executive, at his own expense, may retain his own counsel, in lieu of or in addition to, the Company's counsel. Executive's appointment of his own counsel shall in no way interfere with his obligation to cooperate with the Company as described herein.

7.                  Mutual Non-Disparagement. Executive and the Company agree that, at all times following the signing of this Separation Agreement, they shall not engage in any disparagement or vilification of the other, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the other, including, but not limited to, the management style, methods of doing business, the quality of products and services, role in the community, treatment of employees or the circumstances and events regarding Executive's employment separation. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Separation Agreement not to make disparaging statements shall be each member of the Board of Directors of the SPI and each of SPI's senior executive officers. The parties further agree to do nothing that would damage the other's business reputation or goodwill. Nothing in this Separation Agreement prevents the Company responding to subpoenas, government inquiries or other obligations they may have under the law or from reporting criminal activities to appropriate authorities.

8.                  Employment Agreement Provisions Incorporated Into Separation Agreement.

A.                Executive and the Company shall be bound by and comply with all provisions of Article 5 of the Employment Agreement, for the durations expressly stated in Article 5, all of which are incorporated by reference into this Separation Agreement, except that Article 5 of the Employment Agreement is amended as follows:

i.       The first sentence of Article 5.1(b) of the Employment Agreement is replaced with the following sentence:

“Confidential Information” means all confidential and proprietary information of the Company, its parent, subsidiaries, predecessors and affiliates, whether in written, oral, electronic or other form that provides an unknown competitive advantage to a third party or provides a competitive advantage to SPA, including but not limited to: trade secrets as defined by the federal Defend Trade Secrets Act of 2016 (the “DTSA”); technical, scientific or business information; processes; works of authorship; inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and health-related or personal identifying information (Social Security Numbers or personal contact information) of the Company's current consultants, customers, licensors, licensees, investors and personnel.

ii.       The second sentence of Article 5.1(b) of the Employment Agreement is amended by adding:

or (v) constitutes legally protected speech, such as protected concerted activity under Section 7 of the National Labor Relations Act.

iii.       The following paragraph is inserted after the last sentence of Article 5.1(b) of the Employment Agreement:

Under the DTSA, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.                 Aside from Article 5 of the Employment Agreement, which is incorporated herein, this Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the Employment Agreement.

C.                 No provision of this Separation Agreement may be amended, modified, changed, altered, or supplemented except by a writing that is signed by Executive and by the Company.

9.                  Post-Employment General Release and Termination Certificate. As consideration for the payments and benefits Executive receives under this Separation Agreement, Executive agrees to execute the Termination Certificate attached as Exhibit A and the General Release as Exhibit B to this Separation Agreement. If Executive fails to execute and return such documents to the Company by July 10, 2017, or revokes the General Release after executing it, Executive forfeits his right to all payments and benefits in the Separation Agreement.

10.              Indemnification Rights. In the event Executive is named as a defendant in a lawsuit because of his role as an officer, manager, or employee of the Company, Executive shall be entitled to the same indemnification rights and directors and officers liability coverage he had while employed by the Company. In any such lawsuit, the Executive shall have the option of designating counsel for his representation reasonably acceptable to the Company, and Executive agrees that his counsel shall enter into a joint defense agreement with the attorneys for the Company and any of its officers, directors, shareholders, employees, or other agents or representatives with respect to their common defense.

11.              Severability. Any provisions of this Separation Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Separation Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

12.              Controlling Law. This Separation Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.

13.              Arbitration. Any controversy, claim, or breach arising out of or relating to this Separation Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of the Employment Agreement as incorporated into this Separation Agreement.

14.              Assignments. Subject to obtaining Executive's prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Separation Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Separation Agreement is personal to Executive and Executive's rights and interest hereunder may not be assigned, nor may Executive's obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE SEPARATION AGREEMENT CAREFULLY, AS THIS SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH HE MAY HAVE AGAINST THE COMPANY INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(Signature page appears on the following page.)

IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this Separation Agreement all as of the date first above written.

Sucampo Pharmaceuticals, Inc.

By:	/s/ Matthias Alder	By:	/s/ Max Donley
	Matthias Alder		Max Donley
EVP, Global HR, IT & Strategy

Date:	June 6, 2017	Date:	June 6, 2017

EXHIBIT A

TERMINATION CERTIFICATE

I hereby certify that I do not have in my possession or under my control, nor have I failed to return, any "Company Materials" as defined in that certain Employment Agreement entered into before Sucampo Pharmaceuticals, Inc., a Delaware corporation, and me, dated as of October 21, 2014. I further certify that I have complied with and shall continue to comply with all the terms of the Separation Agreement.

By:	/s/ Matthias Alder
Matthias Alder

Date:	June 30, 3017

EXHIBIT B

GENERAL RELEASE

This General Release is made and entered into as of the 30th day of June, 2017 (the "Separation Date"), by and between Matthias Alder (hereinafter "Executive") and Sucampo Pharmaceuticals, Inc. ("SPI"), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the "Company").

WHEREAS, Executive and SPI are parties to Separation and Release Agreement dated as of June 6, 2017 (hereinafter, the "Separation Agreement");

WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time after the signing of the Separation Agreement, including, but not limited to, any matter or fact arising out of Executive's employment with SPI, the termination of Executive's employment, or the events giving rise to the Separation Agreement or this General Release;

WHEREAS, under the terms of the Separation Agreement, Executive promised to enter into this General Release as a condition precedent to the separation payments and benefits to be provided under the Separation Agreement;

NOW, THEREFORE, in consideration of the payments and benefits, obligations and covenants contained in the Separation Agreement herein, the parties agree as follows:

1.                  Release of Claims by Executive. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of Executive, Executive's employment, Executive's compensation while employed, and the termination of Executive's employment. Executive agrees that in exchange for SPI's promises in the Separation Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Separation Agreement, Executive, on behalf of Executive and Executive's heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the "Released Parties"), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive's compensation while employed, Executive's employment, the termination of Executive's employment pursuant to any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.

A.       Executive understands and agrees that Executive's release of claims in this General Release includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Maryland Fair Employment Practices Statute (formerly referred to as Article 49 B) - MD. Code Ann., State Gov't § 20-601 et seq.; Maryland Lily Ledbetter Civil Rights Restoration Act - MD. Code Ann., State Gov't § 20-607 (b); Maryland Equal Pay Law- MD. Code Ann., Lab. & Emp. § 3-301 et seq.; Maryland Wage Payment and Collection Law - MD. Code Ann., Lab. & Emp. § 3-501 et seq.; Maryland Wage Hour Law - MD. Code Ann., Lab. & Emp. § 3-401 et seq.; Maryland Worker's Compensation Act - MD. Code Ann., Lab. & Emp. § 9-101 et seq.; Maryland Occupational Safety and Health Law - MD. Code Ann., Lab. & Emp. § 5-101 et seq., or any other federal, state, or local statute, ordinance, or law.

B.                 Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

C.                 Executive shall not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this General Release.

D.                 To the extent required by law, nothing contained in this General Release shall be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.

E.                  Notwithstanding any of the foregoing, this General Release shall not apply with respect to any rights or claims which Executive may have under the terms of the Separation Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company's benefit plans or to the Executive's right to be indemnified by the Company pursuant to the terms of its bylaws and the law of the State of Delaware.

F.                  Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this General Release before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this General Release, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Executive's intent to revoke this release within seven (7) days following the execution of this General Release, and that this General Release is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation must be stated in writing and delivered by hand, or by certified mail-return receipt requested, to LaKisha Partman, Human Resources Department, Sucampo Pharmaceuticals, Inc., 805 King Farm Blvd #550, Rockville, MD 20850. If Executive exercises this right to revoke or rescind, the Company shall have no obligation to provide severance pay or benefits to Executive as provided by the Agreement.

G.                 Executive acknowledges that the Company's obligation to provide any severance pay or benefits pursuant to the Agreement shall not become effective or enforceable until the revocation period identified above has expired without notice of revocation having been made.

H.                 Executive agrees that he shall forfeit all amounts payable by the Company under the Separation Agreement if he challenges the validity of this General Release. Executive also agrees that if he violates this General Release by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive shall pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by Executive on or after the termination of his employment.

2.                  This General Release shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and permitted assigns.

3.                  Executive hereby acknowledges and states that Executive has read this General Release, this General Release is written in language which is understandable to Executive, that Executive fully appreciates the meaning of the terms of this General Release, and that Executive enters into this General Release freely and voluntarily.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE GENERAL RELEASE CAREFULLY, AS THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH HE MAY HAVE AGAINST THE COMPANY INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(Signature page appears on the following page.)

IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this General Release all as of the date first above written.

Sucampo Pharmaceuticals, Inc.

By:	/s/ Matthias Alder	By:	/s/ Max Donley
	Matthias Alder		Max Donley
EVP, Global HR, IT & Strategy

Date:	June 30, 2017	Date:	July 10, 2017